Exhibit 7.11

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of June 3, 2014, by and among (i) Wisetech Holdings Limited (“Wisetech”), (ii) Windtech Holdings Limited (“Windtech”) (each of the foregoing, a “Subscriber” and together, the “Subscribers”) and (iii) Pan Long Company Limited (the “Company”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of December 2, 2013, by and among the Company, Pang Long Investment Holdings Limited (“Merger Sub”) and Exceed Company Ltd. (“Target”) (as amended, restated or otherwise modified, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them by the Merger Agreement.

RECITALS

WHEREAS, pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Target, with the Target continuing as the surviving corporation (the “Merger”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Company entered into a Contribution Agreement (the “Contribution Agreement”), dated December 2, 2013, with certain shareholders of the Target (the “Rollover Holders”), pursuant to which the Rollover Holders will acquire shares of the Company in exchange for Target shares.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Issuance of Subscription Shares; Closing.

1.1 Subject to the terms and conditions of this Agreement, at the Closing (as defined below), (i) the Company shall issue an aggregate number of 1,123,596 ordinary shares (“Ordinary Shares”) of the Company (as fully paid and non-assessable) to Wisetech and 1,685,393 Ordinary Shares to Windtech (collectively, the “Subscription Shares”), having the rights and obligations set forth in the Memorandum and Articles of Association of the Company, and (ii) Wisetech shall deliver, at the direction of the Company, an aggregate amount of US$2,000,000 and Windtech shall deliver, at the direction of the Company, an aggregate amount of US$3,000,000 (together, the “Purchase Price”) to any account designated by the Company as contribution from the Company for further payment to the Paying Agent, in exchange for the Company issuing the applicable number of Subscription Shares (as fully paid and non-assessable) to the applicable Subscriber at the Closing.

1.2 The closing of the purchase and sale of the Subscription Shares (the “Closing”) shall take place remotely by exchanging documents electronically or at such other places as may be mutually agreed between the Subscribers and the Company, and shall be subject to the satisfaction of the conditions set forth in Section 1.4 below.

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1.3 The Company agrees that the delivery of the Purchase Price, at or prior to the Effective Time, to the account designated by the Company as contemplated by Section 1.1 will constitute full and complete satisfaction of the Subscribers’ payment obligations under Section 1.1 of this Agreement.

1.4 The obligation of each Subscriber to purchase and pay for the Subscription Shares to be purchased by it at the Closing is subject to the following conditions:

(a)	each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement as in effect from time to time shall have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction of such conditions);

(b)	the Contribution Closing defined under the Contribution Agreement has taken place; and

(c)	Mr. Shuipan Lin has contributed cash in the amount of US$15,000,000 to the Company to fund a portion of the aggregate Per Share Merger Consideration in accordance with the terms and conditions of the Commitment Letter between Mr. Shuipan Lin and the Company dated as of December 2, 2013.

2. Representations and Warranties of the Subscribers. The Subscribers hereby represent and warrant to the Company (a) that they are acquiring the Subscription Shares purchased hereunder for their own account with the present intention of holding such shares for purposes of investment, and that they have no intention of selling such shares in a public distribution in violation of any applicable U.S. federal or state securities laws, (b) that they are not residents in the United States and are acquiring the Subscription Shares in an offshore transaction under Rule 903 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), (c) that they have such knowledge and experience in financial and business matters that the Subscribers are capable of evaluating the merits and risks of an investment in the Company, (d) that they are able to bear the economic risks of an investment in the Subscription Shares and can afford a complete loss of such investment, (e) that this Agreement has been duly executed and delivered by the Subscribers and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Subscribers, enforceable against the Subscribers in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (f) that the execution, delivery and performance of this Agreement by the Subscribers does not and will not violate or cause a breach of any of the terms, conditions or provisions of any material contract to which the Subscribers are subject, and (g) the Subscribers have available funds in excess of the Purchase Price to pay the Purchase Price in accordance with the terms of this Agreement, and upon request by the Company or Target, the Subscribers will produce evidence to the reasonable satisfaction of the Company or Target, as the case may be, that the Subscribers have available funds in excess of the Purchase Price to pay the same in accordance with the terms of this Agreement.

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3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscribers as of the Closing that:

3.1 Organization, Standing and Authority. the Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Subscribers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

3.2 Consents and Approvals; No Violations. Except for the applicable requirements of the Laws of the Cayman Islands, (a) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Company for the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and (b) neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (i) conflict with or violate any provision of the organizational documents of the Company, (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of the Company pursuant to, any Contract to which the Company is a party or by which such the Company or any property or asset of the Company is bound or affected, or (iii) violate any Law applicable to the Company or any of the Company's properties or assets.

3.3 Issuance of the Company Shares. The Subscription Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

3.4 Capitalization of the Company. The authorized share capital of the Company consists of 50,000 ordinary shares, par value US$1 per share. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Immediately prior to the closing under the Contribution Agreement, except for one ordinary share held by Mr. Shuipan Lin, there are no outstanding (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the “the Company Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any the Company Securities. Immediately following the Effective Time, there will be no outstanding the Company Securities other than as set forth on Exhibit A.

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3.5 Operations of the Company. the Company has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Closing will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated therein.

4. Termination; Rescission; Unwinding Actions

4.1 Termination. This Agreement and the obligations of the parties hereunder will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with Section 8.1 thereof.

4.2 Unwinding Actions. If for any reason the Merger contemplated by the Merger Agreement fails to occur and in the event that the Purchase Price for the Ordinary Shares has been delivered by the Subscribers under this Agreement, the Company shall, and shall cause its Subsidiaries to, promptly return the Purchase Price to the Subscribers at their bank account as designated by them, and take all such actions as are necessary, including repurchase and/ or cancellation of the Subscription Shares issued to the Subscribers under this Agreement, so as to restore the Subscribers to the position they were in with respect to the ownership and possession of the Subscription Shares and Purchase Price immediately prior to the Closing (such actions, the “Unwinding Actions”); and without limiting the generality of the foregoing, the parties hereto agree to take, and cause their Subsidiaries to take, all necessary actions, including any amendments to this Agreement, to implement the Unwinding Actions and reflect the purpose of the Unwinding Actions. For the avoidance of doubt, the proceeds of the Purchase Price can only be used for the consummation of the Merger or returned to the Subswcribers pursuant to this Section 4.2.

5. Miscellaneous.

5.1 Amendments and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.

5.2 Waiver. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

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5.3 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:(i) If to the Subscribers:

PO Box 310, 3rd Floor, 18 Fort Street

George Town, Grand Cayman

KY1-1104, Cayman Islands

Facsimile: +1 284 494 5132 / +852 2801 4882

(ii) If to the Company:

Pan Long Company Limited

c/o Tiancheng Int’l Investment Group limited

No. 103, Qiancanggong Road

Huatingkou Village

Jinjiang City

Fujian Province, P.R. China

Attention: Shuipan Lin

Facsimile: +86 0595 8206 9999

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, P.R. China

Attention: Peter X. Huang

Facsimile: +86 10 6535 5577

Email: peter.huang@skadden.com

5.4 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

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5.5 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

5.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the conflict of law rules. The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement). The parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

5.7 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, provided that the Subscribers may assign their rights and obligations under this Agreement to any of their affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

5.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.9 Waiver of Jury Trial. Each of the parties to this agreement hereby irrevocably and unconditionally waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement or the transactions contemplated hereby.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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5.11 Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Pan Long Company Limited

By: /s/ Shuipan Lin

Name: Shuipan Lin

Title: Director

[Signature Page to Subscription Agreement]

Wisetech Holdings Limited

By: /s/ Xu Ying

Name: Xu Ying

Title:   Authorized Signatory

Windtech Holdings Limited

By: /s/ Xu Ying

Name: Xu Ying

Title:   Authorized Signatory

[Signature Page to Subscription Agreement]

EXHIBIT A

CAPITALIZATION TABLE OF THE COMPANY

Ownership of the Company Securities immediately following the Effective Time (under the Merger Agreement)

Name of the Company Shareholder	Consideration	No. of the Company Shares

Shuipan Lin	$15,000,000 in cash and 12,822,986 shares of Target	21,249,952

Tiancheng Int’l Investment Group Limited	2,037,053 shares of Target	2,037,053

HK Haima Group Limited	1,018,527 shares of Target	1,018,527

Wisetech Holdings Limited	$2,000,000 in cash and 1,583,114 shares of Target	2,706,710

Windtech Holdings Limited	$3,000,000 in cash and 2,374,670 shares of Target	4,060,063

RichWise International Investment Group Limited	1,907,180 shares of Target	1,907,180

Eagle Rise International Limited	300,000 shares of Target	300,000

Dongdong Ding	100,000 shares of Target	100,000